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                                                                   Exhibit 10.34

** CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO 17 C.F.R., SUBSECTION 200.80 (B)(4), 200.83 AND 240.24 B-2. **


                                    AGREEMENT

This agreement (the "Agreement") is entered into as of the last date on the signature page hereof (the "Effective Date") by and among Schering Corporation, having offices at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 U.S.A. and Schering-Plough Ltd., having offices at Toepferstrasse 5, CH6004 Lucerne, Switzerland (hereinafter collectively referred to as "Schering"), and ICN Pharmaceuticals, Inc., having offices at ICN Plaza, 3300 Hyland Avenue, Costa Mesa, California 92626 (hereinafter "ICN") and RibaPharm Inc., having offices at 3300 Hyland Avenue, Costa Mesa, California 92626 (hereinafter "RibaPharm"). (ICN and RibaPharm are individually and collectively referred to herein as "ICN-RP".) All references in this Agreement to ICN, RibaPharm and/or ICN-RP shall include all of their respective Affiliates (as defined below).

                             ARTICLE 1 - DEFINITIONS

The following capitalized terms as used in this Agreement, whether in the singular or plural, shall have the meanings set forth below:

1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control. In the case of ICN-RP, Affiliates shall also include, without limitation, all subsidiaries, affiliates, joint ventures, partnerships, as well as the successors and assigns of any of the foregoing, as well as any third party (including but not limited to contractors or collaborators) to which ICN-RP is providing ICN-RP Know-How and/or funding for use in research and development programs in the Field and/or the Option Field.

1.2 "Combination Product" shall mean a single Product which contains two (2) or more active ingredients at least one (1) of which is a Compound.

1.3 "Compound" shall mean any and all compounds having potential utility in the Field or the Option Field which are discovered or developed by or on behalf of ICN-RP or their respective Affiliates (including, without limitation, therapeutic proteins, antibodies and small molecules), but excluding Ribavirin which is the subject of the 1995 Agreement between ICN and Schering-Plough Ltd.

1.4 "Derivative" shall mean, with respect to a compound having potential utility in the Field or the Option Field which is discovered or developed by or on behalf of ICN-RP or their respective Affiliates, (i) any and all structurally related compounds having potential utility in the Field or the Option Field which are owned or controlled by ICN-RP or their respective Affiliates and which are derived by [REDACTED], and (ii) all [REDACTED] of such compound or structurally related compounds.
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1.5   "Field" shall mean the treatment or prevention of hepatitis C in humans or animals, including, without limitation, through the use of gene therapy, gene therapy vaccines, therapeutic proteins or other drug substances; provided, however that the compounds Levovirin and Viramidine are excluded from the Field.

1.6 "ICN-RP Know-How" shall mean any and all of ICN-RP's or their respective Affiliates' information and materials, relating to the research, development, registration, manufacture, marketing, use or sale of any Compound and/or Product, and which prior to or during the term of this Agreement are (i) developed by or on behalf of ICN-RP or their respective Affiliates, or (ii) in ICN-RP's or their respective Affiliates' possession or control through license or otherwise (provided that ICN-RP is permitted to make disclosure thereof to Schering without violating the terms of any third party agreement), and which are not generally known.

1.7 "License Patent Rights" shall mean any and all Patent Rights relating to Compounds, Derivatives and/or Products which are subject to an exclusive license granted to Schering and/or its Affiliates pursuant to Article 2 of this Agreement.

1.8 "Net Sales" shall mean with respect to each country in the Territory, the amounts actually received by Schering or its Affiliates, or their respective sublicensees, from third parties (whether an end-user, a distributor or otherwise) for the sale of Compounds and/or Products, and exclusive of intercompany transfers or sales among Schering, its Affiliates and/or sublicensees in the Territory, less the reasonable and customary deductions from such gross amounts including:

      (i) normal and customary trade, cash and quantity discounts, allowances and credits;

      (ii) credits or allowances actually granted for damaged goods, returns or rejections of Product and retroactive price reductions;

      (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing);

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      (iv)  freight, postage, shipping, customs duties and
            insurance charges, when included in billing;

      (v) charge back payments and rebates granted to managed health care organizations or their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups;

      (vi) commissions paid to third parties other than sales personnel and sale representatives or sales agents;
            and

      (vii) rebates (or equivalents thereof) granted to or charged by national, state or local governmental authorities in a country in the Territory.

      In the event that a Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by [REDACTED].

1.9 "Option Field" shall mean the treatment or prevention of viral, fungal or bacterial infectious diseases or cancer, or other oncology indications, in humans or animals, outside of the Field, including, without limitation, through the use of gene therapy, gene therapy vaccines, therapeutic proteins or other drug substances. The compounds Levovirin and Viramidine are specifically included in the Option Field.

1.10 "Patent Rights" shall mean any and all patent applications and/or patents in the Territory which are owned or controlled by ICN-RP and/or their respective Affiliates, including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, and provisional applications of any such patents and patent applications and any international equivalent of any of the foregoing.

1.11 "Product" shall mean any form or dosage of pharmaceutical composition or preparation in final form for sale by prescription, over-the-counter or any other method, which is owned or controlled by ICN-RP and/or their respective Affiliates and which contains as an active ingredient one or more Compounds or Derivatives thereof.

1.12  "Territory" shall mean all of the countries and territories in the world.

                           ARTICLE 2 - GRANT OF RIGHTS

2.1 ICN-RP hereby grants to Schering an exclusive option to obtain an exclusive (even as to ICN-RP), worldwide license to use the ICN-RP Know-How and under the Patent Rights to make, have made, import, export, use, offer for sale and sell Compounds and/or Products in the Field in the Territory on and subject to the terms of this Agreement. Any such license shall include the right to grant sublicenses and shall include the rights to all Derivatives of the licensed Compounds. Schering's exclusive option rights under this Section 2.1 shall remain in full force and effect until such time as Schering has agreed to acquire exclusive licenses to three
      (3) Compounds/Products in the Field under this Agreement, whereupon such option rights shall be exhausted. Effective upon the


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      exhaustion of Schering's option rights, ICN-RP shall have no further obligations under Article 2 or Section 3.1 with respect to Compounds and/or Products in the Field. Furthermore, upon the exercise of each such option right, ICN-RP's obligations under Sections 3.6 and 3.7 shall be transferred to and assumed by Schering in accordance with the terms of Sections 3.6 and 3.8.

2.2 The option rights granted to Schering under Section 2.1 with respect to any given Compound and/or Product shall be exercisable, in its sole discretion, at any time prior to the start of Phase II clinical studies for the Compound and/or Product [REDACTED] by providing written notice to ICN-RP. ICN-RP shall notify Schering in writing at least [REDACTED] days prior to the start of Phase II studies with respect to each Compound and/or Product being developed by ICN-RP and/or their respective Affiliates in the Field. Promptly after such notice, ICN-RP and/or their respective Affiliates (as applicable) shall provide Schering copies of and/or direct access to all preclinical and clinical data with respect to the Compound and/or Product, and all other information and data in ICN-RP's or their respective Affiliates' possession or control relating to the Compound and/or Product, including but not limited to all information relating to the safety and efficacy of the Compound and/or Product. ICN-RP shall cooperate fully with Schering during its due diligence review of such data by providing Schering in a timely manner with all information necessary to conduct a thorough scientific and commercial evaluation of the Compound and/or Product. Following receipt of all information reasonably necessary to complete its due diligence review, Schering shall have a period of [REDACTED] days in which to notify ICN that it intends to exercise its option rights with respect to the Compound and/or Product. In the event that ICN-RP fails to provide such information to Schering, Schering will notify ICN-RP of any information that has not been provided and ICN-RP shall have [REDACTED] days to provide such information; provided that Schering's [REDACTED] day due diligence period shall be tolled until the later of (i) the expiration of that [REDACTED] day period or (ii) the date on which ICN-RP has provided to Schering all such information requested by Schering. In the event that Schering does not notify ICN-RP that it intends to exercise its option, then Schering's option with respect to such Compound and/or Product shall expire upon the expiration of the [REDACTED] day period and ICN-RP shall thereafter be entitled to develop and commercialize the Compound and/or Product itself or to license the Compound and/or Product to a third party.

2.3 Effective upon written notice by Schering to ICN-RP that it is exercising its option under Section 2.1 with respect to a given Compound and/or Product, ICN-RP shall grant to Schering and/or its designated Affiliate(s) an exclusive (even as to ICN-RP), worldwide license to use the ICN-RP Know-How and under the Patent Rights to make, have made, import, export, use, offer for sale and sell the Compound, Derivatives and/or Products in the Territory.

2.4 In the event that any time after exercising its option on any Compound and/or Product, Schering decides to grant a sublicense to, or to enter into a co-marketing agreement with, a third party (other than a Schering Affiliate) in one or more countries in the Territory with respect to the Compound and/or Product, ICN-RP shall have the right of first refusal to sub-license and/or co-market the Compound and/or Product in such country(ies) on


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      commercially reasonable terms; provided that ICN-RP has in place an existing sales force and marketing organization which is determined by Schering, in its reasonable discretion, to be of sufficient size, training and experience to enable ICN-RP to fulfill the obligations of the proposed sublicense or co-marketing agreement in such country(ies). Following such notice, ICN-RP shall have a period of [REDACTED] days in which to notify Schering of its intent to exercise its right of first refusal. If ICN-RP exercises its right of first refusal, the parties shall in good faith negotiate and enter into a mutually acceptable license or co-marketing agreement, as applicable. If ICN-RP does not exercise its right of first refusal within such [REDACTED] day period, then Schering shall be free to enter into such an agreement with a third party. If the parties are unable to reach agreement on the commercial terms for the license or co-marketing agreement within [REDACTED] days of ICN-RP exercising its right of first refusal, then Schering shall be free to negotiate and enter into an agreement with any third party on substantially similar terms to those offered to ICN-RP.

2.5 Nothing in this Agreement, or any license agreements or other agreements to be entered into by the parties pursuant to this Agreement, shall be construed as conveying to ICN-RP, expressly, by implication, estoppel or otherwise, any license or other right or interest in or to any information, data, know-how, materials, patent applications, patents or other forms of intellectual property owned or controlled by Schering and/or its Affiliates.

                              ARTICLE 3 - DILIGENCE

3.1 During the term of this Agreement, ICN-RP shall use commercially reasonable efforts, in the exercise of its good faith business judgment, to conduct research and development to discover and develop Compounds and/or Products in the Field. Such efforts shall be comparable to the efforts expended by ICN-RP in the discovery and development of pharmaceutical products in other fields in their internal research and development programs.

3.2 ICN-RP and their respective Affiliates shall maintain complete and accurate records of its research and development activities in the Field and the Option Field. ICN-RP shall send to Schering (at the address and to the individuals indicated in Section 10.1) reasonably detailed written [REDACTED]reports of all research and development activities in the Field and the Option Field. Such reports shall be provided to Schering under a mutually agreed upon confidentiality agreement (attached hereto as Exhibit
      A). Each such report shall contain sufficient data and information to enable Schering to understand in all material respects the nature, scope and status of all research projects and other research and development activities being performed by ICN-RP and/or their respective Affiliates in the Field and the Option Field (including, without limitation, any Compounds and/or Products discovered and/or developed by ICN-RP in the Field).

3.3 Promptly after the exercise of its option rights with respect to a given Compound and/or Product in the Field, Schering shall assume sole responsibility, at its expense, for all aspects of the development and commercialization of such Compound and/or Product. ICN-RP and their respective Affiliates shall transfer to Schering, under mutually agreed upon confidentiality provisions, all ICN-RP Know-How related to such Compound


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      and/or Product. Schering shall thereafter use commercially reasonable efforts, in the exercise of its good faith business judgment, to develop and commercialize the Compound and/or Product, such efforts to be comparable to those expended by Schering in the development and commercialization of its own products that have similar commercial value, status and potential to the Compound and/or Product. All business decisions relating to the development and commercialization of the Compound and/or Product, including, without limitation, decisions relating to the manufacture, sale, design, price, distribution, marketing and promotion of the Compound and/or Product, shall be within the sole discretion of Schering. Schering shall promptly notify ICN-RP of any abandonment of or decision by Schering to abandon or otherwise cease to actively pursue such efforts with respect to a Compound and/or Product. In any such event, all rights licensed to Schering hereunder with respect to such Compound and/or Product shall terminate and revert to ICN-RP; provided that nothing herein shall be construed as obligating Schering to license, transfer, assign or otherwise convey to ICN-RP any rights, title or interest in or to any of Schering's or its Affiliates data, information, know-how, trademarks, patents, copyrights or other intellectual property or assets in the Field.

3.4 Schering shall be solely responsible, at its expense, for obtaining and maintaining regulatory approval to market and sell those Compounds and/or Products which are exclusively licensed to Schering pursuant to this Agreement. All such regulatory approvals shall be in Schering's or its Affiliate's name and Schering shall be solely responsible for all communications and meetings with regulatory authorities in the Territory with respect thereto. Except as may be specifically requested by Schering, in its sole discretion, ICN-RP shall not have any right to participate in any such communications and/or meetings with regulatory authorities.

3.5 The obligations of Schering under Sections 3.3 and 3.4 with respect to a Compound and/or Product are expressly conditioned upon the continuing absence of any significant adverse condition or event which warrants, in Schering's reasonable discretion, a delay in the development or commercialization of the Compound and/or Product, including, but not limited to, an adverse condition or event relating to safety or efficacy, or unfavorable pricing, pricing reimbursement, labeling or lack of regulatory approval. The obligation of Schering to develop or commercialize any such Compound and/or Product shall be delayed or suspended so long as (i) in Schering's opinion any such condition or event exists, and (ii) such delay or suspension is consistent with the usual practice followed by Schering in pursuing the development and commercialization of its other pharmaceutical products of similar potential value and status.

3.6 ICN-RP shall be primarily responsible, at their expense, for the filing, maintenance, prosecution and defense of the Patent Rights in the Territory. ICN-RP shall at all times use diligent efforts to fulfill its responsibility with respect to the Patent Rights in all countries in the Territory. ICN-RP shall consult with Schering with respect to the filing, maintenance, prosecution and defense of any and all Patent Rights relating to Compounds, Derivatives and/or Products which are subject to the option rights, and rights of first and last refusal, granted to Schering or its Affiliates under Articles 2 and 5 of this Agreement, and will use its best efforts to obtain, maintain and defend such Patent Rights in the [REDACTED]. ICN-RP shall give written notice to Schering of any desire


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      to cease prosecution and/or maintenance of any of the Patent Rights and, in such case, shall permit Schering, at Schering's sole discretion, to continue prosecution or maintenance at its own expense. If Schering elects to continue prosecution or maintenance, ICN-RP, as applicable, shall execute such documents and perform such acts, at Schering's expense, as may be reasonably necessary to effect an assignment of such Patent Rights to Schering. Any such assignment shall be completed in a timely manner to allow Schering to continue such prosecution or maintenance. In addition, with respect to each Compound and/or Product licensed to Schering pursuant to Article 2 and effective as of the date on which Schering exercises its option rights in accordance with Section 2.1 with respect thereto, Schering shall assume all of ICN-RP's obligations under this Section 3.6 with regard to any and all Licensed Patent Rights relating to the Compounds, Derivatives and/or Products licensed to Schering pursuant to
      Article 2. At such time, ICN-RP shall promptly transfer and assign such Licensed Patent Rights to Schering, shall execute and/or cause to be executed all documents necessary to perfect Schering's interests therein, and thereafter shall, upon request and at Schering's expense, reasonably cooperate with Schering to enable Schering to file, prosecute, maintain and defend such Licensed Patent Rights.

3.7 In the event that either party becomes aware of any alleged or threatened infringement in the Territory of any issued patent within the Patent Rights, it will notify the other party in writing to that effect. ICN-RP, as applicable, shall be responsible, at its expense, for obtaining a discontinuance of such infringement or bringing suit against the third party infringer. Schering shall have the right, prior to commencement of the trial, suit or action brought by ICN-RP, to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that Schering has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior consent of Schering. In the event that Schering has not joined the suit or action, Schering will reasonably cooperate with ICN-RP in any such suit or action and shall have the right to consult with ICN-RP and be represented by its own counsel at its own expense; provided that ICN-RP shall periodically reimburse Schering for its out-of-pocket costs (excluding the costs of retaining its own outside counsel) incurred in cooperating with ICN-RP. Any recovery or damages derived from a suit which Schering has joined and shared costs shall be used [REDACTED]. Any recovery or damages derived from a suit which Schering has not joined shall be [REDACTED].

3.8 With respect to each Compound and/or Product licensed to Schering pursuant to Article 2 and effective as of the date on which Schering exercises its option rights in accordance with Section 2.1 with respect thereto, ICN-RP shall transfer to Schering and Schering shall assume all of ICN-RP's obligations under Section 3.7 with regard to enforcement of any and all Licensed Patent Rights relating to the Compounds, Derivatives and/or Products licensed to Schering pursuant to Article 2, including with respect to any then ongoing litigation or other actions. ICN-RP shall thereafter have no right to initiate, control, defend, settle or otherwise participate in any suit or other action relating to the infringement, validity, enforceability or defense of any such Licensed Patent Rights, or any recovery or damages derived therefrom. ICN-RP shall promptly transfer and assign such rights to Schering, shall execute and/or cause to be executed all documents


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      necessary to perfect Schering's interests therein, and thereafter shall, upon request and at Schering's expense, reasonably cooperate with Schering to enable Schering to enforce and defend such Licensed Patent Rights.

3.9 Any license agreement with respect to Compounds and/or Products in the Option Field which is entered into by the parties pursuant to Article 5 of this Agreement shall include provisions obligating ICN to transfer to Schering, and obligating Schering to assume, all of ICN-RP's obligations under Sections 3.6 and 3.7 of this Agreement with regard to filing, prosecution, maintenance, defense or enforcement of any and all Patent Rights relating to such licensed Compounds and/or Products.

                            ARTICLE 4 - CONSIDERATION

4.1 The parties acknowledge and agree that Schering shall not incur any royalties, license fees, milestone payments or reimbursement obligations to ICN-RP or their respective Affiliates in connection with the rights granted to Schering hereunder or under any exclusive licenses granted pursuant to Article 2 except for those expressly set forth herein. Schering's sole financial obligation with respect thereto will be the payment of the earned royalty on Net Sales of each Compound and/or Product exclusively licensed to Schering pursuant to this Article 2 of this Agreement and, as applicable, the milestone payments described below. Such royalties and milestone payments shall be payable on Schering's and its Affiliates' worldwide annual Net Sales of the Compound and/or Product as follows:

      As to the [REDACTED] exclusively licensed pursuant to Article 2:

      (i)   [REDACTED] of worldwide annual Net Sales up to [REDACTED]; and

      (ii) [REDACTED] of worldwide annual Net Sales in excess of [REDACTED], up to [REDACTED]; and

      (iii) [REDACTED] of worldwide annual Net Sales in excess of [REDACTED].

      As to the [REDACTED] exclusively licensed pursuant to Article 2:

      (ii)  [REDACTED] of worldwide annual Net Sales up to [REDACTED]; and

      (iii) [REDACTED] of worldwide annual Net Sales in excess of [REDACTED], up to [REDACTED]; and

      (iv)  [REDACTED] of worldwide annual Net Sales in excess of [REDACTED].


      As to the exclusively licensed pursuant to Article 2:

      (i)   [REDACTED] of worldwide annual Net Sales up to [REDACTED]; and

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      (ii)  [REDACTED] of worldwide annual Net Sales in excess of [REDACTED], up to [REDACTED]; and

      (iii) [REDACTED] of worldwide annual Net Sales in excess of [REDACTED];
            and

      (iv) milestone payments (including, if applicable, up-front payments) in an amount equal to [REDACTED].

      With respect to each country in the Territory, upon the expiration of the last to expire of the Patent Rights in such country incorporating a Valid Claim which covers the Compound and/or Product, Schering's royalty obligation to ICN-RP under this Section 4.1 with respect to sales of the Compound and/or Product in such country shall be reduced by [REDACTED]. For purposes of this Agreement, the term "Valid Claim" shall mean a composition-of-matter or method-of-use claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or estoppel.

      In addition, all of Schering's royalty obligations under this Article 4 shall expire with respect to a given Compound and/or Product in any country in the Territory at such time as a product containing the same active ingredient as the Compound and/or Product being marketed by Schering hereunder is being sold by any third party in such country.

4.2 Royalties shall be paid quarterly within [REDACTED] days after the close of each calendar quarter. Concurrently with such payments, Schering shall provide ICN-RP, as applicable, with a written report for the calendar quarter showing the Net Sales of Product(s) and/or Compound(s) sold by Schering, its Affiliates and its sublicensees in the Territory during such calendar quarter and the royalties payable for such calendar quarter All royalty payments shall be paid in U.S. dollars (to the extent that free conversions to United States dollars is permitted) by bank wire transfer in immediately available funds to an account designated by ICN-RP. Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by Schering Corporation for reporting such sales for United States financial statement purposes. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and Schering will deal with such monies as ICN-RP may lawfully direct at no additional out-of-pocket expense to Schering. Notwithstanding the foregoing, if royalties in any country cannot be remitted to ICN-RP for any reason within [REDACTED] months after the end of the calendar quarter during which they are earned, then Schering shall be obligated to deposit the royalties in a bank account in such country in the name of ICN-RP, as applicable.

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4.3   Schering and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon [REDACTED] days prior written notice from ICN-RP, Schering shall permit an independent certified public accounting firm of nationally recognized standing selected by ICN-RP, at ICN-RP's expense, to have access during normal business hours to examine pertinent books and records of Schering and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than [REDACTED] months prior to the date of such request. An examination under this Section 4.3 shall not occur more than [REDACTED] in any calendar year. Schering may designate competitively sensitive information, which such auditor may not disclose to ICN-RP; provided, however, that such designation shall not encompass the auditor's conclusions. The accounting firm shall disclose to ICN-RP only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to ICN-RP. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Schering) as to any of Schering's or its Affiliates' confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this Section 4.3.

4.4 Schering shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Schering, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by ICN-RP's independent accountant to the same extent required of Schering under this Agreement.

4.5 Upon the expiration of [REDACTED] months following the end of any calendar year, the calculation of royalties payable under this Agreement with respect to such year shall be binding and conclusive upon the parties, and Schering, its Affiliates and its sublicensees shall be released from any liability or accountability with respect to royalties for such calendar year; provided that expiration of such [REDACTED] month period shall not affect any claim which is already in dispute between the parties with respect to royalties during such calendar year.

4.6 If at any time, any jurisdiction within the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Article 4, Schering shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 4, or if applicable, ICN-RP will promptly reimburse Schering or its designee(s) of the amount of such payments. Schering shall provide ICN-RP, as applicable, with documentation of such withholding and payment in a manner that is satisfactory for purposes of the U.S. Internal Revenue Service. Any withholdings paid when due hereunder shall be for the account of ICN-RP, as applicable, and shall not be included in the calculation of Net Sales. Payments of withholding taxes made by Schering pursuant to this Section 4.6 will be made based upon financial information to be provided to Schering by ICN-RP and, to the extent that such information is incorrect or incomplete, ICN-RP shall be liable for any fine, assessment or penalty, or any deficiency, imposed by any taxing authority in the Territory for any deficiency in the amount of any such withholding or the failure to make such withholding payment. If Schering is required to pay any such deficiency, or any such fine, assessment or penalty for any such deficiency, ICN-RP shall promptly reimburse Schering for such payments, which shall not be included in the calculation of Net Sales.

                   ARTICLE 5 - RIGHT OF FIRST AND LAST REFUSAL

5.1 In addition to the rights granted to Schering in Article 2, ICN-RP hereby grants to Schering the right of first refusal to obtain an exclusive (even as to ICN-RP), worldwide license and/or other worldwide rights to use the ICN-RP Know-How and under the Patent Rights to Compounds and/or Products in the Option Field in the Territory as and to the extent provided in this
      Article 5. If at any time during the term of this Agreement (i) Schering wishes to license from ICN-RP a Compound/Product in the Option Field as described in the semi-annual report referred to as Section 3.2 herein; or
      (ii) ICN-RP intends to offer a license of any kind or to assign, transfer or otherwise convey any other rights (e.g., distributorship, co-marketing, co-promotion, etc.) to a Compound and/or Product in the Option Field in any or all countries in the Territory worldwide, each party shall notify the other in writing to that effect. Where ICN-RP notifies Schering of its intent to offer a license or other rights to a Compound/Product, ICN-RP shall provide Schering a detailed summary of all information with regard to preclinical and clinical development of the Compound and/or Product, including but not limited to all information relating to the safety and efficacy of the Compound and/or Product. Similarly, where Schering notifies ICN-RP in writing of its intent to exclusively license worldwide or obtain other worldwide rights to use the ICN-RP Know-How and under Patent Rights to Compounds/Products in the Option Field, ICN-RP shall provide Schering a detailed summary of all information with regard to preclinical and clinical development of the Compound and/or Product, including but not limited to all information relating to the safety and efficacy of the Compound and/or Product. In either instance, Schering shall have a period of the [REDACTED] days (the "Evaluation Period") in which to evaluate such information and to notify ICN-RP of its intent to exercise its right of first refusal by providing written notice to that effect. During the Evaluation Period, ICN-RP shall upon request and at Schering's expense, provide Schering with reasonable access, in a timely manner (i.e., within [REDACTED] days of such written notice) to all other information and data in its or its Affiliates' possession or control relating to the Compound and/or Product to enable Schering to complete a due diligence review of the Compound and/or Product. In the event that ICN-RP fails to provide such information to Schering, Schering will notify ICN-RP of the information that has not been provided and ICN-RP shall have [REDACTED] days to provide such information; provided that the Evaluation Period shall be tolled until the later of (i) the expiration of that [REDACTED] day period or (ii) the date on which ICN-RP has provided to Schering all such information requested by Schering. Nothing contained herein shall be construed as providing any right of first refusal or right of last refusal to Schering with respect to any Compound and/or Product that ICN-RP, in its sole discretion, decides to develop and commercialize the Compound and/or Product itself, utilizing its own personnel and resources.

5.2 In the event that Schering exercises its right of first refusal with respect to a given Compound and/or Product, then the parties shall in good faith exclusively negotiate the terms of a mutually acceptable exclusive (even as to ICN-RP), worldwide license or other form of agreement on commercial terms to be agreed upon by the parties. If the parties are unable to reach agreement on the commercial terms for the agreement within [REDACTED] days of Schering's exercising its right of first refusal, then ICN-RP shall be free to enter into negotiations with respect to such Compound and/or Product with a bona fide pharmaceutical and/or biotechnology company (not affiliated with ICN-RP or their respective officers, directors or employees) having sufficient resources to develop and commercialize the Compound and/or Product. ICN-RP shall not disclose to such pharmaceutical/biotechnology company any information relating to the Compound and/or Product which has not been previously disclosed to Schering. In the event that ICN-RP and the pharmaceutical/biotechnology company agree upon the commercial terms for licensing the Compound and/or Product, then ICN-RP shall disclose to Schering the full and complete agreement between itself and the pharmaceutical/biotechnology company, and offer substantially similar commercial terms to Schering. The commercial terms presented to Schering shall reflect in all respects a genuine offer made by such pharmaceutical/biotechnology company in good faith with the intent of developing such Compound and/or Product for commercialization. Schering shall have [REDACTED] days in which to accept or reject such terms. If Schering does not accept the terms offered by ICN-RP within such [REDACTED] day period, then ICN-RP shall be free enter into an agreement with the pharmaceutical/biotechnology company on substantially similar terms that were offered to Schering. ICN-RP shall not offer to license the Compound and/or the Product to any such pharmaceutical/biotechnology company on commercial terms which are in the aggregate more favorable to the pharmaceutical/biotechnology company than those last offered to Schering without first offering Schering the rights on such terms.

                        ARTICLE 6 - TERM AND TERMINATION

6.1 This Agreement shall begin on the Effective Date and remain in full force and effect, unless earlier terminated in accordance with Section 6.2, until the later of (i) twelve (12) years from the Effective Date, or (ii) the expiration of the Exclusive License and Supply Agreement between ICN and Schering-Plough Ltd., dated July 28, 1995, as amended.

6.2 This Agreement may be terminated, in whole or in part, by Schering or by ICN-RP upon written notice to the other parties in the event of a material breach of this Agreement by the other party that is continuing [REDACTED] days after the non-breaching party gives the breaching party notice of such breach specifying in reasonable detail the particulars of the alleged breach; provided, however, that if the breach is limited to a specific Compound and/or Product, then such termination right shall only apply with respect to that Compound and/or Product.

6.3 In the event of termination by ICN-RP under Section 6.2 with respect to a given Compound and/or Product due to a failure by Schering to fulfill its diligence obligations under Sections 3.3, 3.4 and 3.5 in one or more countries in the Territory, all licenses granted to Schering with respect to such Compound and/or Product in such country(ies) shall terminate and revert to ICN-RP; provided that nothing herein shall be construed as obligating Schering to license, transfer, assign or otherwise convey to ICN-RP any rights, title or interest in or to any of Schering's or its Affiliates data, information, know-how, trademarks, patents, copyrights or other intellectual property or assets in the Field.

6.4 All exclusive licenses to Compounds and/or Products which are granted to Schering pursuant to Section 2.3 of this Agreement shall survive the expiration of this Agreement under Section 6.1 and, unless earlier terminated pursuant to Sections 6.2 and 6.3, shall continue in full-force and effect on a product-by-product and country-by-country basis on the terms and conditions set forth herein until such time as Schering's royalty obligations with respect to such Compound and/or Product expires in the country. Upon expiration of each such license in a given country, the license shall become a paid-up, irrevocable, royalty-free non-exclusive license in the country.

                             ARTICLE 7 - INSOLVENCY

7.1 All rights and licenses granted under or pursuant to this Agreement by ICN-RP to Schering are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. ICN-RP agree during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against ICN-RP under Title 11, then ICN-RP (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall,

      (1) as Schering may elect in a written request, immediately upon such request:

            (i) perform all of the obligations provided in this Agreement to be performed by ICN-RP including, where applicable and without limitation, providing to Schering portions of such intellectual property (including embodiments thereof) held by ICN-RP and such successors and assigns or otherwise available to them; or

            (ii) provide to Schering all such intellectual property (including all embodiments thereof) held by ICN-RP and such successors and assigns or otherwise available to them; and

      (2) not interfere with the rights of Schering under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

      If a Title 11 case is commenced by or against ICN-RP, and this Agreement is rejected as provided in Title 11, and Schering elects to retain its rights hereunder as provided in Title 11, then ICN-RP (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to Schering all such intellectual property (including all embodiments thereof) held by ICN-RP and such successors and assigns, or otherwise available to them, immediately upon Schering's written request. Whenever ICN-RP, or any of their successors or assigns provides to Schering any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 11.8, Schering shall have the right to perform the obligations of ICN-RP hereunder with respect to such intellectual property, but neither such provision nor such performance by Schering shall release ICN-RP from any such obligation or liability for failing to perform it.

      All rights, powers and remedies of Schering provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against ICN-RP. Schering, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing Schering rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

      (1) the right of access to any intellectual property (including all embodiments thereof) of ICN-RP, or any third party with whom ICN-RP contracts to perform an obligation of ICN-RP under this Agreement, and, in the case of the third party, which is necessary for the development, registration, manufacture and marketing of Licensed Compounds and/or Licensed Products; and

      (2) the right to contract directly with any third party described in (i) to complete the contracted work.

      In the event of any insolvency of ICN-RP and if any statute and/or regulation in any country in the Territory requires that there be a specific grant or specific clause(s) in order for Schering to obtain the rights and benefits as licenses under this Agreement which are analogous to those rights under Section 365(n) of Title 11 of the United States Code, then this Agreement shall be deemed to include any and all such required grant(s), clause(s) and/or requirements.

                              ARTICLE 8 - WARRANTY

8.1 Each of Schering and ICN-RP hereby represents and warrants to the other parties that as of the Effective Date:

      (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

      (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

      (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

      (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

      (e) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

      (f) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

8.2   ICN-RP hereby represents, warrants and covenants to Schering that:

      (a) as of the Effective Date, ICN-RP has not within the [REDACTED] month period immediately preceding the Effective Date of this Agreement, assigned, transferred conveyed or otherwise encumbered or disposed of (other than to an Affiliate as defined herein) any of the know-how, patent applications, patents and other intellectual property and assets arising in connection with research and development in the Field and the Option Field which has been conducted by or on behalf of ICN-RP (the "Existing Intellectual Property");

      (b) as of the Effective Date it has the full right, power and authority to grant all of the right, title and interest in the option rights granted under Articles 2 and 5 hereof;

      (c) during the term of this Agreement and except as expressly permitted under Sections 2.2 and 5.2, ICN-RP shall not take any action which would (i) assign, transfer or otherwise convey to any third party any right, title or other interest in or to the Existing Intellectual Property; (ii) create any liens, charges or encumbrances with respect to the Existing Intellectual Property or
            (iii) give rise to any third party claim of ownership with respect to the Existing Intellectual Property, whatsoever; and

      (d) during the term of this Agreement, ICN-RP shall not commit any actions or omissions which would diminish or otherwise be inconsistent with the option rights granted to Schering hereunder.

8.3 With respect to each exclusive license obtained by Schering under Article 2 of this Agreement, ICN-RP shall represent, warrant and covenant that, as of the date such license becomes effective pursuant to Section 2.3:

      (a) to the best of ICN-RP's knowledge, the relevant Licensed Patent Rights are subsisting and are not invalid or unenforceable, in whole or in part;

      (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article 2 hereof;

      (c) it has not assigned, transferred, conveyed or otherwise encumbered, and during the term of this Agreement will not assign, transfer, convey of otherwise encumber, its right, title and interest in the relevant Licensed Patent Rights or ICN-RP Know-How (except in accordance with this Agreement);

      (d) to the best of ICN-RP's knowledge, it is the sole and exclusive owner of the relevant Licensed Patent Rights and ICN-RP Know-How, all of which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to such Licensed Patent Rights and ICN-RP Know-How, whatsoever;

      (e) during the term of this Agreement, ICN-RP shall not take any action which would (i) create any liens, charges or encumbrances with respect to the relevant Licensed Patent Rights and ICN-RP Know-How whatsoever, or (ii) give rise to any third party claim of ownership with respect to such Licensed Patent Rights and ICN Know How, whatsoever;

      (f) to the best of ICN-RP's knowledge, the relevant Licensed Patent Rights and ICN-RP Know-How, and the development, manufacture, use, distribution, marketing, promotion and sale of the Compound and/or Product do not interfere or infringe on any intellectual property rights owned or possessed by any third party;

      (g) to the best of ICN-RP's knowledge, there are no third party pending patent applications which, if issued, may cover the development, manufacture, use, distribution, marketing, promotion or sale of the Compound and/or Product; and

      (h) it has disclosed to Schering all ICN-RP Know-How and other relevant information required to be disclosed hereunder, including, without limitation, information relating to the relevant Licensed Patent Rights, and the Compound and/or Product.

8.4 Any license agreement entered into by the parties pursuant to Article 5 shall contain essentially the same representations, warranties and covenants with respect to the Compounds and/or Products licensed thereunder as are set forth in this Article 8.

                           ARTICLE 9 - INDEMNIFICATION

9.1 ICN-RP shall indemnify, defend and hold harmless Schering, its Affiliates, and their respective directors, officers, employees and agents, and the successors and assigns of any of the foregoing from and against any and all liability, damages, losses, claims, actions, judgments and costs (including, without limitation, reasonable legal fees) arising from or related to: (i) any negligent act or omission or willful misconduct of ICN-RP (or their respective Affiliates) in connection with any Compound and/or Product (including, without limitation, product liability claims); and/or (ii) a material breach of any of the representations or warranties ICN-RP hereunder. Notwithstanding the foregoing, ICN-RP shall have no indemnification obligations under this Agreement with respect to claims, demands, costs or judgments to the extent caused by the gross negligence or willful misconduct of Schering.

9.2 Schering shall indemnify, defend and hold harmless ICN-RP, their respective Affiliates, and their respective directors, officers, employees and agents, and the successors and assigns of any of the foregoing from and against any and all liability, damages, losses, claims, actions, judgments and costs (including without limitation, reasonable legal fees) arising from or related to: (i) any negligent act or omission or willful misconduct of Schering (or its Affiliates) in the development, manufacture, distribution, sale, use or other exploitation of any Compound and/or Product (including, without limitation, product liability claims); and/or (ii) a material breach of any of the representations or warranties of Schering hereunder.

9.3 Each party acknowledges and agrees that during the term of this Agreement it shall maintain adequate insurance or self-insurance program for liability purposes, including products liability and contractual liability insurance, to cover such party's obligations under this Agreement. Each party shall provide the other party with evidence of such insurance and/or self-insurance program, upon request.

                      ARTICLE 10 - MODIFICATION AND WAIVER

10.1 No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision herein, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing and signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

                               ARTICLE 11 - NOTICE

11.1 Any notice required or permitted hereunder shall be communicated in writing and shall be sent by registered mail, prepaid courier or facsimile transmission to the addresses set out below or to such other address as may be specified, in writing, by the party who changes its address.

      To ICN:           ICN Pharmaceutical Inc.
                        ICN Plaza
                        3300 Hyland Avenue
                        Costa Mesa, California  92626
                        Attention: President

                        Facsimile:  714-641-7276

      To RibaPharm:     RibaPharm Inc.
                        3300 Hyland Avenue
                        Costa Mesa, California  92626
                        Attention: President
                        Facsimile:


      To Schering:      Schering Corporation
                        2000 Galloping Hill Road
                        Kenilworth, New Jersey 07033
                        Attention: Vice President, Business
                        Development
                        Facsimile: 908-298-7366

                  with copies to:

                        Attention: Legal Dept. - Staff Vice President, Licensing
                        Facsimile: 908-298-2739

      All written communications shall be deemed to be received by the addressees as follows: (i) by registered mail: five (5) business days after dispatch by notifying party; (ii) by prepaid courier: two (2) business days after dispatch by notifying party; or (iii) by facsimile transmission: one (1) business day after dispatch by notifying party. A copy of any notice sent by facsimile transmission shall thereafter be dispatched by registered mail.

                             ARTICLE 12 - PUBLICITY

12.1 Neither party shall use the name of the other party nor the name of the other party's Affiliates for any promotional purposes without the prior written consent of the party whose name is proposed to be used. No news release, publicity or other public announcement, either written or oral, regarding the terms or existence of this Agreement or performance hereunder, shall be made by either party without the prior written agreement of the other party. Each of the parties further agrees not to disclose to any third party the existence or terms of this Agreement without the prior written consent of the other party hereto. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; provided that in such event the disclosing party shall notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent available.

                         ARTICLE 13 - GENERAL PROVISIONS

13.1 The relationship between ICN-RP and Schering established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between ICN-RP and Schering, and neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

13.2 This Agreement shall be governed by and construed according to the laws of New Jersey, without regard to conflicts of laws principles. In the event of any dispute between the parties arising from or relating to this Agreement, the parties agree to submit themselves, for the purpose of resolving such dispute, to the exclusive jurisdiction of either the Federal or State courts of New Jersey.

13.3 This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity herein shall not be construed for or against either party.

13.4 No account of the headings to the paragraphs of this Agreement shall be taken when interpreting the meaning of this Agreement.

13.5 This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

13.6 This Agreement and each and every one of its provisions shall be binding upon the executors, administrators, successors and permitted assigns of the Parties hereto. Without limiting the foregoing, and for the avoidance of doubt, ICN may, without the consent of Schering or any Affiliate of Schering, assign to RibaPharm any of ICN's rights to receive payments under this Agreement.

13.7 All terms and conditions of this Agreement are severable, and the invalidity, illegality or unenforceability of any term or condition shall not affect the validity, legality or enforceability of the remaining terms and conditions.

13.8 This Agreement constitutes the entire agreement between the Parties hereto respecting the subject matter herein and supersedes all prior or contemporaneous negotiations, agreements and understandings, whether written or oral. Neither party has relied upon any statements, promises, representations or claims of the other party, other than those expressly set forth in this Agreement, in agreeing to enter into and be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.


SCHERING  CORPORATION

By:
      ------------------------------
      (authorized representative)

Name:   David Poorvin, Ph.D.
      ------------------------------
Title:     Vice President
      ------------------------------



ICN PHARMACEUTICALS, INC.

By:
     ---------------------------------
    (authorized representative)

Name:
     ---------------------------------
Title:
     ---------------------------------






SCHERING-PLOUGH LTD.


By:
      ------------------------------
      (authorized representative)

Name:   David Poorvin, Ph.D.
      ------------------------------
Title:     Prokurist
      ------------------------------




 RIBAPHARM INC.


 By:
      ---------------------------------
     (authorized representative)

 Name:
      ---------------------------------
 Title:
      ---------------------------------

                                    EXHIBIT A


                                SECRECY AGREEMENT


EFFECTIVE DATE:   The last date on the signature page hereof ("Effective Date")

BY AND BETWEEN:   SCHERING CORPORATION, 2000 Galloping Hill Road, Kenilworth,
                  New Jersey 07033 ("SCHERING")
AND

DISCLOSING PARTY'S
NAME:


DISCLOSING PARTY'S
ADDRESS:                                                            ("COMPANY")

DISCLOSURE:       Certain written technical data, materials, and/or information provided by COMPANY to SCHERING which is (i) disclosed pursuant to this Agreement and (ii) clearly identified in writing as "Confidential" when disclosed; and which relates to
                                    (the "Disclosure"). In the event the
                  Disclosure is in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to SCHERING within ten (10) business days of the Disclosure to SCHERING.

      In consideration for said Disclosure and the economic importance thereof to COMPANY, such Disclosure shall be made on the following basis:

      1. SCHERING agrees, for a period of five (5) years following the Effective Date, to retain the Disclosure made to it by or on behalf of Company, in confidence. SCHERING further agrees that it will not, without the written consent of COMPANY, use the Disclosure for any purpose other than that indicated herein. These restrictions shall not apply to information which:

      (i)   is or becomes public knowledge (through no fault of SCHERING), or

      (ii) is made lawfully available to SCHERING by an independent third party, or

      (iii) is already in SCHERING's possession at the time of receipt from COMPANY, or

      (iv) is independently developed by employees of SCHERING or its parent corporation or their respective affiliates and/or subsidiaries (and such independent development can be properly demonstrated without the aid or use of the Disclosure), or

      (v) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed.

      2. SCHERING shall only provide the Disclosure to those of its, its parent corporation's, and their respective affiliates' and subsidiaries' officers and employees who are directly concerned with the Disclosure.

      3. COMPANY shall neither disclose to SCHERING nor induce SCHERING to use any secret or confidential information or material belonging to others, including former employers, if any.

      4. SCHERING agrees to promptly return the Disclosure upon request; provided, however, that SCHERING's legal counsel may retain one copy of the Disclosure in a secure location for purposes of identifying SCHERING's obligations under this Agreement.

      5. This Agreement shall be construed in accordance with New Jersey law without regard to the conflict of laws rules or principles thereof. It is understood and agreed that both parties submit to the jurisdiction of New Jersey state and federal courts.

      6. This Agreement may only be amended by a written instrument signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by duly authorized representatives, as of the last date written below.

[Company Name]


By:
      ----------------------------

Name:
      ----------------------------

Title:
      ----------------------------

Date:
      ----------------------------



SCHERING CORPORATION

By:
      ----------------------------

Name:
      ----------------------------

Title:
      ----------------------------

Date:
      ----------------------------



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